EXHIBIT 4.2

QUEBECOR MEDIA INC.

as Borrower

- and —

THE FINANCIAL INSTITUTIONS PARTY TO THE AMENDED AND RESTATED CREDIT AGREEMENT AS LENDERS

as Lenders

- and -

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
- and -

TD SECURITIES

- and -

THE BANK OF NOVA SCOTIA
as Joint Lead Arrangers and Joint Bookmanagers

- and -

BANK OF AMERICA, N.A.
as Administrative Agent

- and -

THE TORONTO-DOMINION BANK

- and -

THE BANK OF NOVA SCOTIA
as Syndication Agent

- and -

ROYAL BANK OF CANADA

- and -

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC
 as Documentation Agent

Revolving Facility — C$300,000,000

Facility B-1 Tranche — US$350,000,000

FOURTH AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT
DATED JUNE 14, 2013

February 15, 2019

FOURTH AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT DATED JUNE 14, 2013 entered into in Montréal, Province of Quebec, as of February 15, 2019.

Fourth Amendment to that certain amended and restated credit agreement dated as of June 14, 2013 between Quebecor Media Inc., as Borrower, Bank of America, N.A., as Administrative Agent, and the several financial institutions from time to time party thereto, as Lenders (as amended, restated, amended and restated, supplemented, replaced or otherwise modified at any time and from time to time, including by way of that certain First Amendment to the Amended and Restated Credit Agreement dated August 1, 2013, that certain Second Amendment to the Amended and Restated Credit Agreement dated June 24, 2016 and that certain Third Amendment to the Amended and Restated Credit Agreement dated May 9, 2017, the “Amended and Restated Credit Agreement”);

WHEREAS the parties hereto wish to amend the Amended and Restated Credit Agreement in accordance with the terms and conditions below, without novation; and

WHEREAS, in satisfaction of the requirements under the Amended and Restated Credit Agreement, all of the Revolving Lenders have provided their written consent to the Administrative Agent in connection with the amendments provided herein.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.                                      Interpretation.

1.1                               The preamble forms an integral part hereof as if recited herein at length.

1.2                               Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Amended and Restated Credit Agreement.

1.3                               This Fourth Amendment to the Amended and Restated Credit Agreement is declared to amend and be supplemental to the Amended and Restated Credit Agreement, to form part thereof and to have the same effect as if it were incorporated therein on the date hereof. Except to the extent that it is amended and supplemented by this Fourth Amendment to the Amended and Restated Credit Agreement, the Amended and Restated Credit Agreement forms part hereof and is included by reference herein with the same effect as if it were recited herein at length. All the other provisions of the Amended and Restated Credit Agreement which are unmodified hereby remain unchanged.

1.4                               The expressions “hereto”, “hereof”, “herein”, “hereunder”, “this Amendment”, “this Fourth Amendment” or “this Agreement” refer to this Fourth Amendment to the Amended and Restated Credit Agreement. On and after this date, each reference in the Amended and Restated Credit Agreement to “this Agreement” or “this Amended and Restated Credit Agreement” and each reference to the “Amended and Restated Credit Agreement” in any of the other Credit Documents and any other agreements, documents, certificates and instruments delivered by any Lender, the Borrower, or any other Person in connection herewith or therewith shall mean and be a reference to the Amended and Restated Credit Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Amended and Restated Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

1.5                               Unless otherwise expressly provided herein or unless there be something inconsistent therewith, all references to Articles, Sections, subsections, Exhibits or Schedules shall mean and be a reference to such Articles, Sections, subsections, Exhibits or Schedules of the Amended and Restated Credit Agreement.

1.6                               This Amendment shall constitute a Credit Document.

2.                                      Amendments to the Amended and Restated Credit Agreement.

2.1                               Section 1.01 (Defined Terms) is hereby amended by deleting the defined term “Non-Consenting Lender” and replacing it with the following:

““Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.01 and (b) that has been approved by the Majority Lenders.”.

2.2                               Section 1.01 (Defined Terms) is hereby amended by deleting the defined term “Tax Benefit Transaction” and replacing it with the following:

““Tax Benefit Transaction” means any Existing Tax Benefit Transaction and, for so long as the Borrower is a direct or indirect subsidiary of Quebecor, any transaction between a QMI Entity and Quebecor or any of its Affiliates, the primary purpose of which is to create tax benefits for any QMI Entity or for Quebecor or any of its Affiliates; provided, however, that (1) the QMI Entity involved in the transaction obtains, or has obtained in respect of a similar previous transaction to the extent same remains applicable as certified by the Vice President, Taxation of the Borrower (or any officer having similar functions), a favorable tax ruling from a competent tax authority or a favorable tax opinion from a nationally recognized Canadian law or accounting firm having a tax practice of national standing as to the tax efficiency of the transaction for such QMI Entity; (2) the Borrower delivers to the Administrative Agent (a) a resolution of the board of directors of the Borrower to the effect the transaction will not prejudice the Lenders and certifying that such transaction has been approved by a majority of the disinterested members of such board of directors and (b) for purposes of Facility B and any determination relating to Facility B only, an opinion as to the fairness to the Borrower of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States of America or Canada; (3) such transaction is set forth in writing; and (4) the Consolidated EBITDA of the Borrower is not reduced after giving pro forma effect to the transaction as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of the Borrower for which internal financial statements are available; provided, however, that if such transaction shall thereafter cease to satisfy the preceding requirements as a Tax Benefit Transaction, it shall thereafter cease to be a Tax Benefit Transaction for purposes of this Agreement and shall be deemed to have been effected as of such date and, if the transaction is not otherwise permitted by this Agreement as of such date, the Borrower will be in Default hereunder if such transaction does not comply with the preceding requirements or is not otherwise unwound within 30 days of that date. Notwithstanding the foregoing, it is agreed and understood that (i) the abovementioned tax ruling or tax opinion, resolution and, as the case may be, fairness opinion, shall not be required for any Tax Benefit Transaction in respect of which the net consideration payable to or by a QMI Entity does not exceed, singly, C$10,000,000 and, in the aggregate C$25,000,000 for the preceding twelve month period and (ii) the abovementioned resolution and, as the case may be, fairness opinion, shall not be required for any Tax Benefit Transaction conducted among QMI Entities.”.

2.3                               Section 1.01 (Defined Terms) is hereby amended by deleting the defined term “Term” and replacing it with the following:

““Term” means the period commencing on the Closing Date and terminating with respect to (i) the Revolving Facility, on July 15, 2022 and (ii) Facility B-1 Tranche, on August 17, 2020.”

2.4                               Article 1 (Interpretation) is hereby amended by inserting the following new Section 1.15 in the appropriate numerical order:

“Section 1.15                 Termination of LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Majority Lenders under the Revolving Facility notify the Administrative Agent (with, in the case of the Majority Lenders under the Revolving Facility, a copy to the Borrower) that the Borrower or Majority Lenders under the Revolving Facility (as applicable) have determined, that:

(i)                                 adequate and reasonable means do not exist for ascertaining LIBOR for any Designated Period, including, without limitation, because the LIBOR Screen Rate (as defined below) is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)                              the administrator of the Libor Screen Rate (as defined below) or a Governmental Entity having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate (as defined below) shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)                           syndicated loans currently being executed, or that include language similar to that contained in this Section 1.15, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may, jointly, amend this Agreement, for the purposes of the Revolving Facility only, to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and, notwithstanding anything contrary set forth in Section 12.01, any such amendment to this Agreement (as agreed to between the Borrower and the Administrative Agent, the “Proposed Amendments”) shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such Proposed Amendments to all Revolving Lenders unless, prior to such time, Majority Lenders under the Revolving Facility have delivered to the Administrative Agent written notice that such Majority Lenders under the Revolving Facility do not accept such Proposed Amendments. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR

Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Revolving Lender. Thereafter, (x) the obligation of the Revolving Lenders to make, convert or continue any Advance as a Libor Advance shall be suspended (to the extent of the affected Designated Periods), and (y) the LIBOR component shall no longer be utilized in determining the applicable interest rate pursuant to Section 3.10. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing under the Revolving Facility or notice under the Revolving Facility requesting to convert or continue any Advance as a Libor Advance (to the extent of the affected Designated Periods) or, failing that, will be deemed to have chosen to have the interest on the amount of such Advance calculated on the basis of a US Prime Rate Advance.

Notwithstanding anything else herein any definition of LIBOR Successor Rate in the Proposed Amendments shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

For purposes hereof, “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Applicable Margins, Designated Period, Libor Advance, Libor Basis, Selected Amount, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in respect of the Revolving Facility, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement).

For purposes hereof, “LIBOR Screen Rate” means the offered rate that appears on the applicable screen page referred to in paragraphs (a) and (b) of the definition of “LIBOR” in Section 1.01.

2.5                               Schedule 4 (Applicable Margins; per annum) of the Amended and Restated Credit Agreement is hereby amended by deleting the table appearing immediately under “Revolving Facility” and by replacing the same with the following table:

[Redacted.]

3.                                      Conditions Precedent.

This Amendment shall not be in force or effect until the following conditions precedent are met to the satisfaction of the Administrative Agent and the Revolving Lenders:

3.1                               no Default or Event of Default shall have occurred or be continuing or would arise immediately after giving effect to or as a result of this Amendment, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming the absence of any such Default or Event of Default;

3.2                               all of the representations and warranties contained in the Amended and Restated Credit Agreement and the other Credit Documents shall continue to be true and correct in all material respects on the date hereof (other than representations and warranties made as of a certain date) as if such representations and warranties were made on the date of this Amendment, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming the same;

3.3                               satisfactory confirmation that no Material Adverse Effect shall have occurred since December 31, 2017, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming the same;

3.4                               the Administrative Agent and the Revolving Lenders shall have received, in form and substance satisfactory to them and their counsel:

3.4.1                     duly executed counterparts of this Amendment;

3.4.2                     results of Lien searches from May 9, 2017 to a date reasonably close to the date of this Amendment, of all filings, registrations or recordings of or with respect to all the movable assets of the Borrower and its predecessors in each jurisdiction in which its assets are located or have an office, together with such other documents that the Administrative Agent shall require evidencing, to the entire satisfaction of the Administrative Agent and its counsel, that all such movable assets continue to remain free and clear of all Liens, other than Permitted Liens;

3.4.3                     a duly certified copy of the constating documents, by-laws, resolutions and incumbency of the Borrower, certified by an acceptable officer of the Borrower (or to the extent all amendments or additions to such constating documents, by-laws, resolutions and incumbency, if any, have heretofore been delivered to the Administrative Agent, a certificate by an acceptable officer of the Borrower attesting to same);

3.4.4                     a certificate of status, compliance, good standing or like certificate issued by the appropriate governmental body of the Borrower’s jurisdiction of incorporation and jurisdiction where it owns any material assets or carries any material business;

3.4.5                     the favourable opinions of legal counsel to the Borrower addressed to the Administrative Agent, the Revolving Lenders and their legal counsel covering, inter alia, (i) the corporate status, power and capacity of the Borrower, (ii) the authority and legal right of the Borrower to execute this Amendment and to perform its obligations contained therein or incidental thereto, (iii) the due execution and delivery by the Borrower of the Amendment, (iv) the compliance of the Amendment with the constating documents and by-laws of the Borrower and with the laws of the jurisdiction of organisation of the Borrower and with those indicated as governing each such document; (v) the legality, validity, binding effect and enforceability against the Borrower of the Amendment; (vi) the continued legality, validity, binding effect and enforceability of the Security Documents against the Borrower as continuing to secure the obligations of the Borrower under this Amendment and the other Credit Documents; (vii) the continued opposability and perfection of the security created under the relevant Security Documents; and as to such other matters as the Administrative Agent may reasonably require;

3.4.6                     satisfactory evidence that all necessary third party consents and authorisations required in connection with the execution, delivery and performance of this Amendment, if any, have been obtained, and that all debentures, hypothecs, deeds, instruments, forms, financing statements or equivalent documents required under all applicable Laws to preserve the Security, if any, have been executed, delivered and duly registered, recorded, published and/or filed; and

3.4.7                     all other documents, declarations, certificates, agreements, notices and information that the Administrative Agent or its counsel may reasonably require; and

3.5                               the entire amount of all fees, costs, charges and expenses contemplated herein or in any other Credit Document, to the extent then owing, shall have been paid.

4.                                      No Waiver.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided otherwise, operate as a waiver of any of the rights and powers of or remedies available to the Administrative Agent (in such capacity or in its capacity as collateral agent or fondé de pouvoir, as applicable) or the Lenders under the Amended and Restated Credit Agreement or any of the other Credit Documents nor constitute a waiver of any provision of the Amended and Restated Credit Agreement or such other Credit Documents.

5.                                      No Novation.

Nothing in this Agreement shall constitute, evidence or result in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, the Amended and Restated Credit Agreement and any other Credit Documents. However, should this Agreement be construed as constituting, evidencing or resulting in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, the Amended and Restated Credit Agreement and any other Credit Documents, the Administrative Agent and the Lenders hereby expressly reserve all of the Security granted in their favour by the Borrower under the Security Documents, the whole in accordance with the provisions of Article 1662 of the Civil Code of Québec.

6.                                      Governing Law.

This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

7.                                      Successors and Assigns.

The provisions of this Amendment shall be binding on and enure to the benefit of the undersigned and their respective successors and permitted assigns.

8.                                      Counterparts.

This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.                                      Patriot Act.

The Administrative Agent (for and on behalf of each Lender) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each Lender and the Administrative Agent may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Revolving Lender and the Administrative Agent.

[Signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this Fourth Amendment to Amended and Restated Credit Agreement as of the date hereinabove mentioned.

QUEBECOR MEDIA INC., as Borrower

Per:	/s/ Hugues Simard
Name:	Hugues Simard
Title:	Chief Financial Officer

Per:	/s/ Jean-François Parent
Name:	Jean-François Parent
Title:	Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

Per:	/s/ Henry Pennell
Name:	Henry Pennell
Title:	Vice President

QMI — Fourth Amendment to Amended and Restated Credit Agreement